Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUPERIOR ENERGY SERVICES, INC.

Superior Energy Services, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”) does hereby certify:

1.	FIRST: The name of the Corporation is Superior Energy Services, Inc.

2.

SECOND: The Corporation filed its Second Amended and Restated Certificate of Incorporation of the Corporation (hereinafter called the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware on December 18, 2023.

3.

THIRD: Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”), approving the Amendment and declaring the Amendment to be advisable, and directing that the Amendment be presented to the stockholders of the Corporation for approval.

4.

FOURTH: Thereafter, the holders of outstanding stock of the Corporation, having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders meeting at which all shares entitled to vote thereon were present and voted, approved the Amendment by written consent in lieu of a meeting pursuant to Sections 242 and 228(a) of the DGCL.

5.	FIFTH: Article 4 of the Amended and Restated Certificate of Incorporation is hereby amended by deleting paragraph (E) in its entirety and replacing it with the following:

“(E) Forward Stock Split.

Without regard to any other provision of this Amended and Restated Certificate of Incorporation, each one (1) share of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any stockholder and each fractional interest in excess of one (1) share held by the Corporation as treasury stock), immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into seven hundred fifty (750) fully paid and nonassessable shares of Common Stock of the Corporation (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 750-for-1 ratio) without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation.”

6.	SIXTH: This Amendment has been duly adopted in accordance with the provisions of Sections 242 and 228 of the DGCL.

7.	SEVENTH: This Amendment shall become effective at 5:02 p.m., Eastern Time, on January 29, 2025.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 29th day of January 2025.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ David J. Lesar
David J. Lesar
Chairman and Chief Executive Officer